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                                                                   EXHIBIT 4.5

                           Articles of Incorporation
                              of Sun Company, Inc.
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Articles of Incorporation of Sun Company, Inc.

  First: The name of the Corporation is "Sun Company, Inc."
  Second: The location and post office address of its registered office in this Commonwealth is 1801 Market Street, Philadelphia, Pennsylvania 19103.
  Third: The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Act of May 5, 1933 (P.L. 364, as amended). The Corporation is incorporated under the provisions of said Act.
  Fourth: The total number of shares of capital stock which this Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000) to be divided into two classes consisting of Fifteen Million (15,000,000) shares designated as "Cumulative Preference Stock" (hereinafter called "Preference Stock"), without par value, and Two Hundred Million (200,000,000) shares designated as "Common Stock,"(hereinafter called "Common Stock"), $1 par value.


  The following is a description of each class of capital stock and a statement of the preferences, qualifications, privileges, limitations, restrictions, and other special or relative rights granted to or imposed upon the shares of each class-:

Preference Stock
  1. Authority of Board of Directors. Authority is hereby vested in the Board of Directors, by resolution, to divide any or all of the authorized shares of Preference Stock into series and, within the limitations provided by law and this Article Fourth, to fix and determine the designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights of each such series, including but not limited to the right to fix and determine:
  (a) the designation of and the number of shares issuable in each such series;
  (b) the annual dividend rate, expressed in a dollar amount per share, for each such series;
  (c) the right, if any, of the Corporation to redeem shares of any such series, and the terms and conditions on which shares of each such series may be redeemed;
  (d) the amounts payable upon shares of each such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
  (e) the sinking fund provisions, if any, for the redemption or purchase of shares of each such series;
  (f) the voting rights, if any, for the shares of each such series; provided, however, that the number of votes per share of Preference Stock shall in no event exceed one (1);
  (g) the terms and conditions, if any, on which shares of each such series may be converted into shares of stock of this Corporation; provided, however, that shares of Preference Stock shall not be convertible into shares of any class of stock of the Corporation other than Common Stock and shall not be convertible into more than one share of Common Stock, or such greater or lesser number as will reflect the effect of stock dividends, stock splits or stock combinations affecting Common Stock and occurring after May 9, 1980, subject to such terms and conditions, including provision for fractional shares, as the Board of Directors shall authorize;
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  (h) the stated value per share for each such series; and
  (i) any and all such other provisions as may be fixed or determined by the Board of Directors of the Corporation pursuant to Pennsylvania law.

  2. Parity of Series of Preference Stock and Shares Within Series; Priority of Preference Stock. All shares of the same series of Preference Stock shall be identical with each other share of such series in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as determined by the Board of Directors as permitted by the provisions of paragraph 1 hereof, all series of Preference Stock shall rank equally with and be identical in all respects to each other series.
  Preference Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, prior to Common Stock and to any other capital stock of the Corporation hereafter authorized, other than capital stock which shall by its terms rank prior to or on a parity with Preference Stock and which shall be authorized pursuant to subparagraph 9(a) hereof.

  3. Dividends. Before any dividends (other than dividends payable in stock ranking junior to Preference Stock) on any class or classes of stock of the Corporation ranking junior to Preference Stock as to dividends or upon liquidation shall be declared and set apart for payment or paid, the holders of shares of Preference Stock of each series shall be entitled to receive cash dividends, when and as declared by the Board of Directors at the annual rate, and no more, fixed in the resolution adopted by the Board of Directors providing for the issue of such series. Such dividends shall be payable in cash quarterly, each such quarterly payment to be in respect of the quarterly period ending with the day next preceding the date of such payment (except in the case of the first dividend which shall be in respect of the period beginning with the initial date of issue of such shares and ending with the day next preceding the date of such payment), to holders of Preference Stock of record on the respective dates, not exceeding forty (40) days preceding such quarterly dividend payment dates, fixed for that purpose by the Board of Directors. With respect to each series of Preference Stock, such dividends shall be cumulative from the date or dates of issue of such series, which date or dates may be set by the Board of Directors pursuant to the provisions of paragraph 1 hereof. No dividends shall be declared or paid or set apart for payment on any series of Preference Stock in respect of any quarterly dividend period unless there shall likewise be or have been declared and paid or set apart for payment on all shares of Preference Stock of each other series at the time outstanding like dividends in proportion to the respective annual dividend rates fixed therefor as hereinbefore provided for all quarterly dividend periods coinciding with or ending before such quarterly dividend period. Accruals of dividends shall not bear interest.

  4. Redemption. The Corporation, at the option of the Board of Directors, may, at any time permitted by the resolution adopted by the Board of Directors providing for the issue of any series of Preference Stock and at the redemption price or prices stated in said resolution, redeem the whole or any part of the shares of such series at the time outstanding. If at any time less than all of the shares of Preference Stock then outstanding are to be called for redemption, the shares to be redeemed may be selected by lot or by such other equitable method as the Board of Directors in its discretion may determine. Notice of every redemption, stating the redemption date, the redemption price, and the placement of payment
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thereof, shall be given by mailing a copy of such notice at least thirty (30)
days and not more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Preference Stock to be redeemed at their addresses as the same shall appear on the books of the Corporation. The Corporation, upon mailing notice of redemption as aforesaid or upon irrevocably authorizing the bank or trust company hereinafter mentioned to mail such notice, may deposit or cause to be deposited in trust with a bank or trust company in the City of Philadelphia, Commonwealth of Pennsylvania, or in the Borough of Manhattan, City and State of New York, an amount equal to the redemption price of the shares to be redeemed plus any accrued and unpaid dividends thereon, which amount shall be payable to the holders of the shares to be redeemed upon surrender of certificates therefor on or after the date fixed for redemption or prior thereto if so directed by the Board of Directors. Upon such deposit, or if no such deposit is made, then from and after the date fixed for redemption unless the Board of Directors shall default in making payment of the redemption price plus accrued and unpaid dividends upon surrender of certificates as aforesaid, the shares called for redemption shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares other than the right to receive the redemption price plus accrued and unpaid dividends from such bank or trust company or from the Corporation, as the case may be, without interest thereon, upon surrender of certificates as aforesaid; provided, that conversion rights, if any, of shares called for redemption shall terminate at the close of business on the business day prior to the date fixed for redemption. Any funds so deposited which shall not be required for such redemption because of the exercise of conversion rights subsequent to the date of such deposit shall be returned to the Corporation. In case any holder of shares of Preference Stock which have been called for redemption shall not, within six (6) years after the date of such deposit, have claimed the amount deposited with respect to the redemption thereof, such bank or trust company, upon demand, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof to such holder, and thereafter such holder shall look only to the Corporation for payment thereof. Any interest which may accrue on funds so deposited shall be paid to the Corporation from time to time.

  5. Status of Shares of Preference Stock Redeemed or Acquired. Unless otherwise specifically provided in the resolutions of the Board of Directors authorizing the issue of any series of Preference Stock, shares of any series of Preference Stock which have been redeemed, purchased or acquired by the Corporation by means other than conversion (whether through the operation of a sinking fund or otherwise) shall have the status of authorized and unissued shares of Preference Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution of the Board of Directors or as part of any other series of Preference Stock. Shares of any series of Preference Stock converted shall not be reissued and the Board of Directors shall take appropriate actions to reflect the conversion of Preference Stock from time to time by effecting reductions in the number of shares of Preference Stock which the Corporation is authorized to issue.
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  6. Redemption or Acquisition of Preference Stock During Default in Payment of
Dividends. If at any time the Corporation shall have failed to pay dividends in full on Preference Stock, thereafter and until dividends in full including all accrued and unpaid dividends on shares of all series of Preference Stock at the time outstanding, shall have been declared and set apart for payment or paid,
(i) the Corporation, without the affirmative vote or consent of the holders of at least a majority of the shares of Preference Stock at the time outstanding, voting or consenting separately as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting, shall not redeem less than all the shares of Preference Stock at such time outstanding, regardless of series, other than in accordance with paragraph 8 hereof and (ii) neither the Corporation nor any subsidiary shall purchase any shares of Preference Stock except in accordance with a purchase offer made in writing or by publication, as determined by the Board of Directors, in their sole discretion after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided, however, that (iii) unless prohibited by the provisions applicable to any series, the Corporation, to meet the requirements of any sinking fund provision with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock, and (iv) nothing shall prevent the Corporation from completing the purchase or redemption of shares of Preference Stock for which a purchase contract was entered into for any sinking fund purposes or the notice of redemption of which was mailed to the holders thereof, prior to such default.

  7. Dividends and Distributions on and Redemption and Acquisition of Junior Classes of Stock. So long as any shares of Preference Stock are outstanding, the Corporation shall not declare or set apart for payment or pay any dividends (other than stock dividends payable on shares of stock ranking junior to Preference Stock) or make any distribution on any other class or classes of stock of the Corporation ranking junior to Preference Stock as to dividends or upon liquidation and shall not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any such junior class if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to purchase, shares of any series of Preference Stock; provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the sale of, other shares of stock of any junior class.

  8. Retirement of Shares. If in any case the amounts payable with respect to any obligations to retire shares of Preference Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of the various series to be retired shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable were discharged in full.

  9. Action by Corporation Requiring Approval of Preference Stock. The Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the number of shares of Preference Stock at the time outstanding, voting or consenting (as the case may be) separately
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as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting:
  (a) create any class of stock ranking prior to or on a parity with Preference Stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;
  (b) alter or change any of the provisions hereof so as adversely to affect the preferences, special rights or powers given to the Preference Stock;
  (c) increase the number of shares of Preference Stock which the Corporation is authorized to issue; or
  (d) alter or change any of the provisions hereof or of the resolution adopted by the Board of Directors providing for the issue of such series so as adversely to affect the preferences, special rights or powers given to such series.

  10. Special Voting Rights. If the Corporation shall have failed to pay, or declare and set apart for payment, dividends on Preference Stock in an aggregate amount equivalent to six (6) full quarterly dividends on all shares of Preference Stock at the time outstanding, the number of Directors of the Corporation shall be increased by two (2) at the first annual meeting of the shareholders of the Corporation held thereafter, and at such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of Preference Stock shall have been paid, or declared and set apart for payment, in full, the holders of the shares of Preference Stock shall have, in addition to any other voting rights which they otherwise may have, the exclusive and special right, voting separately as a class without regard to series, each share of Preference Stock entitling the holder thereof to one (1) vote per share, to elect two (2) additional members of the Board of Directors to hold office for a term of one (1) year; provided, that the right to vote as a class upon the election of such two (2) additional Directors shall not limit the right of holders of any series of Preference Stock to vote upon the election of all other Directors and upon other matters if and to the extent that such holders are entitled to vote pursuant to the resolution adopted by the Board of Directors pursuant to paragraph 1 hereof, providing for the issue of such series. Upon such payment, or declaration and setting apart for payment, in full, the terms of the two (2) additional Directors so elected shall forthwith terminate, and the number of Directors of the Corporation shall be reduced by two (2) and such voting right of the holders of shares of Preference Stock shall cease, subject to increase in the number of Directors as aforesaid and to revesting of such voting right in the event of each and every additional failure in the payment of dividends in an aggregate amount equivalent to six (6) full quarterly dividends as aforesaid.

  11. Liquidation of the Corporation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Preference Stock shall be preferred as to assets over Common Stock and any other class or classes of stock ranking junior to Preference Stock so that the holders of shares of Preference Stock of each series shall be entitled to be paid or to have set apart for payment, before any distribution is made to the holders of Common Stock and any other class or classes of stock ranking junior to Preference Stock, the amount fixed in accordance with paragraph 1
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hereof plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment and the holders of Preference Stock shall not be entitled to any other payment.
  If upon any such liquidation, dissolution or winding up of the Corporation, its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding shares of Preference Stock are entitled as above provided, the entire remaining net assets of the Corporation shall be distributed among the holders of Preference Stock in amounts proportionate to the full preferential amounts to which they are respectively entitled.
  For the purposes of this paragraph 11, the voluntary sale, lease, exchange or transfer for cash, shares of stock (securities or other consideration) of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

  12. Voting Rights. Except as otherwise provided by the provisions of this Article Fourth or by statute or when fixed in accordance with the provisions of paragraph 1 hereof, the holders of shares of Preference Stock shall not be entitled to any voting rights.

  13. Definitions. For the purposes of this Article Fourth and of any resolution of the Board of Directors providing for the issue of any series of Preference Stock or of any statement filed with the Secretary of State of the Commonwealth of Pennsylvania (unless otherwise provided in any such resolution or statement):
  (a) The term "outstanding," when used in reference to shares of stock, shall mean issued shares excluding:
      (i)  shares held by the Corporation or a subsidiary; and
      (ii) shares called for redemption if funds for the redemption thereof have been deposited in trust.
  (b) Any class or classes of stock of the Corporation shall be deemed to rank:
      (i) prior to Preference Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preference Stock;
     (ii) on a parity with Preference Stock, either as to dividends or upon liquidation, whether or not the dividend rates or dividend payment dates or the redemption or liquidation prices per share thereof be different from those of Preference Stock, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one (1) over the other as between the holders of such class or classes and the holders of Preference Stock; and
     (iii) junior to Preference Stock, either as to dividends or upon liquidation, if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of Preference Stock in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be.
  (c) The term "subsidiary" as used herein shall mean any corporation 51% or more of the outstanding stock having voting rights of which is at the time owned or controlled directly or indirectly by the Corporation.
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Common Stock
  Each holder of record of Common Stock shall have the right to one (1) vote for each share of Common Stock standing in his name on the books of the Corporation. Except as required by law or as otherwise specifically provided in this Article Fourth, the holders of Preference Stock having voting rights and holders of Common Stock shall vote together as one class.

Preemptive Rights
  Neither the holders of Preference Stock nor the holders of Common Stock shall have any preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of Preference Stock or Common Stock.

  Fifth: 1. The affirmative vote of the holders of not less than 75% of the outstanding shares of "Voting Stock" held by shareholders other than a "Related Person" shall be required for the approval or authorization of any "Business Combination" of the Corporation with any Related Person; provided, however, that the 75% voting requirement shall not be applicable if:
  (i) The "Continuing Directors" of the Corporation by at least a two-thirds vote of such Continuing Directors have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or
  (ii) The cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" paid by the Related Person in acquiring any of its holdings of the Corporation's Voting Stock.

2. For purposes of this Article FIFTH:
   (i) The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Corporation to a Related Person, (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation,
(d) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend, or a distribution of warrants or rights, (f) any recapitalization that would have the effect of increasing the voting power of a Related Person, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.
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  (ii) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" becomes the "Beneficial Owner" of an aggregate of 10% or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity; provided, however, that the term "Related Person" shall not include (1) a person or entity whose acquisition of such aggregate percentage of Voting Stock was approved in advance by two-thirds of the Continuing Directors or (2) any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Corporation or a wholly owned subsidiary of the Corporation. No person who became a Related Person prior to December 31, 1983 shall be treated as a Related Person for the purpose of voting on any amendment, alteration, change or repeal of this Article FIFTH or voting on any Business Combination to which such Related Person is not a party.
  (iii) The term "Substantial Part" shall mean an amount equal to 10% or more of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.
  (iv) The term "Beneficial Owner" shall mean any person (1) who beneficially owns shares of Voting Stock within the meaning ascribed in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of adoption of this Article FIFTH by the shareholders of the Corporation, or (2) who has the right to acquire Voting Shares (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.
  (v) For purposes of subparagraph 1(ii) of this Article FIFTH, the term "other consideration to be received" shall include, without limitation, the value per share of Common Stock or other capital stock of the Corporation retained by its existing shareholders as adjusted to give effect to the proposed Business Combination in the event of any Business Combination in which the Corporation is a surviving corporation.
  (vi) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.
  (vii) The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person. As to any person who became a Related Person prior to December 31, 1983, a Continuing Director shall mean a Director who was a member of the Board of Directors on December 31, 1983.
  (viii) A Related Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a
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Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by two-thirds of the Continuing Directions, the price so paid shall be deemed to be the higher of
(a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.
  (ix) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this Article FIFTH shall mean the following: If there is only one (1) class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of any class of series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees or other value paid by the Related Person with respect to the shares of capital stock of the Corporation acquire by the Related Person.
  (x) The terms "Affiliate" and "Associate" shall have the same meaning as in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as on the date of the adoption of this Article FIFTH by the shareholders of the Corporation.

3. The provisions set forth in this Article FIFTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of Voting Stock of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is a Related Person, such action must also be approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of Voting Stock not held by any Related Person.

  Sixth: The duration of the Corporation shall be perpetual.

  Seventh: The business and affairs of the Corporation shall be managed by a Board of Directors. The number of Directors of the Corporation shall be fixed from time to time by the Bylaws but shall not be fixed at less than five (5).
The number of the Directors may be increased or diminished (but not to less than five (5)), as may from time to time be provided in the Bylaws. In case of any increase in the number of Directors the additional Directors shall be elected as may be provided in the Bylaws, either by the Directors or by the shareholders.
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  The shareholders of the Corporation shall not be entitled to cumulative voting rights in the election of Directors.
  Any officer elected or appointed by the Board of Directors may be removed at any time by affirmative vote of a majority of the whole Board of Directors.
  The Board of Directors, by the affirmative vote of a majority of the whole Board, may appoint from the Directors an Executive Committee, of which a majority shall constitute a quorum, and to such extent as shall be provided in the Bylaws such Committee shall have and may exercise all or any of the powers of the Board of Directors, including the power to cause the seal of the Corporation to be affixed to all papers that may require it.
  The Board of Directors, by the affirmative vote of a majority of the whole Board, may appoint any other standing committees, and such standing committees shall have and may exercise such powers as shall be conferred or authorized by the Bylaws.
  The Board of Directors shall have power from time to time to fix and to determine and to vary the amount of the working capital of the Corporation and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in.
  Subject always to alteration and repeal by the shareholders, and to Bylaws made by the shareholders, the Board of Directors may make Bylaws and from time to time to time may alter, amend or repeal any Bylaws; and any Bylaws made by the Board of Directors may be so altered or repealed by the shareholders at any annual meeting or at any special meeting, provided notice of such proposed alteration or repeal be included in the notice of the special meeting.

  Eighth: 1. Any direct or indirect purchase or other acquisition by the Corporation of any "Equity Security" of any class or series from any "Five Percent Holder", if such Five Percent Holder has been the "Beneficial Owner" of such security for less than two years prior to the earlier of the date of such purchase or any agreement in respect thereof at a price in excess of the "Fair Market Value" thereof, shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the "Voting Stock" excluding Voting Stock of which such Five Percent Holder is the Beneficial Owner; provided, however, that the foregoing majority voting requirement shall not be applicable with respect to (i) any purchase or other acquisition of an Equity Security made as part of a tender or exchange offer by the Corporation to purchase Equity Securities of the same class made on the same terms to all holders of such security, or (ii) a purchase program effected on the open market and not the result of a privately-negotiated transaction, or (iii) any optional or required redemption of an Equity Security pursuant to the terms of such security.

2. For purposes of this Article EIGHTH:
   (i) The term "Equity Security" means an equity security of the Corporation within the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.
   (ii) The term "Fair Market Value" means, in the case of any Equity Security, the closing sale price on the trading day immediately preceding the earlier of the date of any purchase subject to Paragraph 1 of this Article EIGHTH, or the date of any agreement in respect thereof (such earlier date, the "Valuation Date"), of a share of such Equity Security on
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the Composite Tape for New York Stock Exchange Listed Stocks, or, if such security is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such security is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such security is listed, or, if such security is not listed on any such Exchange, the closing bid quotation with respect to such security on the trading day immediately preceding the Valuation Date on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the Valuation Date of such security as determined by the Board of Directors in good faith.
  (iii) The term "Person" shall mean any individual, corporation, partnership or other entity and shall include any group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock, and any member of such group.
  (iv) The term "Five Percent Holder" shall mean and include any Person which, together with its "Affiliates" and "Associates" becomes the Beneficial Owner of an aggregate of five percent (5%) or more of any class of Voting Stock of the Corporation, and any Affiliate or Associate of any such Person; provided, however, that for purposes of this Article EIGHTH, including, without limitation, Paragraphs 1 and 4 hereof, the term Five Percent Holder shall not include (1) any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Corporation or a wholly owned subsidiary of the Corporation or (2) any Person that would have been a Five Percent Holder on December 31, 1984 if this Article EIGHTH were then in effect.
  (v) The terms "Affiliate" and "Associate" shall have the meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 3, 1984.
  (vi) The term "Beneficial Owner" shall mean any person (1) who beneficially owns shares of Voting Stock within the meaning ascribed in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 3, 1984, or (2) who has the right to acquire Voting Stock (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.
  (vii) The term "Voting Stock" shall mean all of the outstanding share of Common Stock, and the outstanding shares of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation entitled to vote on each matter on which the holders of Common Stock shall be entitled to vote, and each reference to a vote of a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.
  (viii) In any determination whether a Person is a Five Percent Holder for purposes of this Article EIGHTH, the relevant class of securities outstanding shall be deemed to comprise all such securities deemed owned by such Person and its Affiliates and Associates through application of

Paragraph 2(vi)(2) of this Article EIGHTH, but shall not include any other securities of such class which may be issuable pursuant to any agreement, contract, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

3. The Board of Directors shall have the power to interpret all the provisions of this Article EIGHTH and their application to a particular transaction, including, without limitation, the power to determine (a) whether a Person is a Five Percent Holder, (b) the number of shares of Voting Stock or other Equity Securities of which any Person and its Affiliates and Associates are the Beneficial Owners, (c) whether a Person is an Affiliate or Associate of another, and (d) what is Fair Market Value and whether a price is above Fair Market Value as of a given date. Any such determination made by the Board of Directors shall be conclusive and binding to the fullest extent permitted by law.

4. The provisions set forth in this Article EIGHTH may not be amended, altered, changed or repealed in any respect and no provision inconsistent herewith shall be adopted unless such action is approved by the affirmative vote of the holders of at least 75% of the Voting Stock of the Corporation at any annual meeting of shareholders or at any special meeting duly called for that purpose, provided notice of such amendment, alteration, change or repeal or adoption be included in the notice of the special meeting; provided, however, that if there is a Five Percent Holder such action must also be approved by the affirmative vote of the holders of at least 75% of the Voting Stock excluding Voting Stock of which any Five Percent Holder is the Beneficial Owner.

  Ninth: 1. Directors and Officers as Fiduciaries. A Director or Officer of the Corporation shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a Director or officer, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a Director or officer shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by one or more officers of employees of the Corporation whom the Director or officer reasonably believes to be reliable and competent with respect to the matters presented, counsel, public accountants or other persons as to matters that the Director or officer reasonably believes to be within the professional or expert competence of such person, or a committee of the Board of Directors upon which the Director or officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the Director or officer reasonably believes to merit confidence. A Director or officer shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a Director or officer of the Corporation or any failure to take any action shall be presumed to be in the best interests of the Corporation.

2. Personal Liability of Directors. A Director of the Corporation shall not be personally liable, as such, for monetary damages (including without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless
(1) the Director has breached the duties of his or her office or has failed to perform his or her duties as a Director in good faith, in a manner he or she reasonably believed to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

3. Personal Liability of Officers. An officer of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense or any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless (1) the officer has breached the duties of his or her office or has failed to perform his or her duties as an officer in good faith, in a manner he or she reasonably believed to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

  Tenth: Statement with Respect to Continuation of Procedure. Effective October 1, 1989:

1. On the petition of a qualified shareholder, as defined in Section 107(f) of the General Association Act of 1988, which petition shall be directed to, and filed with the Board of Directors, the entire Board of Directors, or a class of the Board, where the Board is classified with respect to the power to elect Directors (which term includes Directors elected for terms of more than one (1) year and Directors elected by holders of specified classes or series of shares), or any individual Director may be removed from office without assigning any cause by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at any annual election of Directors or of such class of Directors.

2. Special meetings of the shareholders may be called at any time by a qualified shareholder as defined in Section 107(f) of the General Association Act of 1988.

3. Every amendment to the articles shall be proposed by either the Board of Directors by the adoption of a resolution setting forth the proposed amendment or by petition of any qualified shareholder as defined in Section 107(f) of the General Association Act of 1988, setting forth the proposed amendment, which petition shall be directed to, and filed with, the Board of Directors.

Approved and Filed: August 4, 1971
Amended and Restated: March 30, 1990
Amended: December 23, 1992



  I,                                              Secretary of Sun Company, Inc.
hereby certify that the foregoing is a true and correct copy of the Articles of Incorporation of Sun Company, Inc.

Date:

                        Secretary
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